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                                                                   Exhibit 10.17

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT is made as of the 4th day of September, 2001, by and among Big City Radio-Phoenix, L.L.C. ("BCR-Phoenix"), Big City Radio, Inc. ("BCR," and together with BCR-Phoenix, the "Seller"), HBC Phoenix, Inc. ("HBC Phoenix") and HBC License Corporation ("HBC License" and together with HBC Phoenix, the "Purchaser").

                              W I T N E S S E T H:

         WHEREAS, Seller is the licensee of the following radio stations (collectively the "Stations"): (i) KEDJ(FM), licensed to Sun City, Arizona, authorized by the Federal Communications Commission (the "FCC") to operate at
106.3 MHz (FCC Facility ID No. 55913); (ii) KDDJ(FM), licensed to Globe, Arizona, authorized by the FCC to operate at 100.3 MHz (FCC Facility ID No. 22977); (iii) KBZR(FM), licensed to Arizona City, Arizona, authorized by the FCC to operate at 106.5 MHz (FCC Facility ID No. 2740); and (iv) KSSL(FM), licensed to Wickenburg, Arizona, authorized by the FCC to operate at 105.3 MHz (FCC Facility ID No. 29021); and

         WHEREAS, Seller owns the assets which are used in the operation of the Stations;

         WHEREAS, the Seller desires to sell to Purchaser, and Purchaser desires to purchase from the Seller, certain of the radio station properties and assets relating to the Stations as described herein under the terms and conditions herein set forth; and

         WHEREAS, simultaneously with the execution and delivery of this Agreement, Hispanic Broadcasting Corporation ("HBC") and the Seller are entering into a Guaranty Agreement pursuant to which HBC is guaranteeing the obligations of the Purchaser under this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.       PURCHASE AND SALE OF ASSETS.

         1.1 PURCHASE AND SALE OF ASSETS. Subject to the conditions set forth in this Agreement, at the Closing (as defined hereinafter), the Seller shall assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from the Seller, all right, title and interest in and to the following assets relating to the Stations (the "Purchased Assets"), free and clear of all liens, security interests, charges, encumbrances and rights of others (other than liens and charges for which a proration adjustment is made pursuant to Section 15.2 and other Permitted Liens):

         (a) All licenses, construction permits or authorizations issued by or pending before the FCC or any other governmental authority for use in the operation of the Stations
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that are set forth on Schedule 1.1(a) attached hereto, together with any and all renewals, extensions and modifications thereof (the "Governmental Licenses");

         (b) The leasehold interest at each of the sites described on Schedule 1.1(b) hereto (the "Transmitter Sites");

         (c) All broadcast towers, antennas, main and back-up transmitters and generators, STL's and other tangible personal property located, or otherwise intended for use, at the Transmitter Sites, together with replacements thereof and additions thereto made between the date hereof and the Closing;

         (d) The leasehold interest at each of the sites described on Schedule 1.1(d) hereto (the "Studio Sites") and the roof top rights for the auxiliary antenna located at the Valley Commerce Center;

         (e) All studio equipment, production and imaging equipment, office equipment, furniture, vehicles and other items of tangible personal property used, or intended for use, in the operation of the Stations, together with replacements thereof and additions thereto made between the date hereof and the Closing;

         (f) The call letters, marti frequencies, "Que Buena" tradename and internet domain names of the Stations; and

         (g) Unless as may be otherwise required by law, the books and records related to the Purchased Assets, such as property tax records, logs, all materials maintained in the FCC public file relating to the Stations, technical data, political advertising records and all other records, correspondence with and documents pertaining to governmental authorities and similar third parties (the "Business Records").

In no event shall the Purchased Assets be deemed to include (i) the cash and cash equivalents of the Seller or the Stations (except for any normal and customary deposits with respect to the Purchased Assets for which a proration adjustment is made in Seller's favor pursuant to Section 15.2), (ii) any accounts receivable, notes receivable or other receivables of the Seller (including tax refunds), (iii) promotional materials, tapes and record libraries and similar items of intellectual property in respect of the Stations except as specifically set forth above, (iv) the Seller's corporate seal, minute books, charter documents, corporate stock record books and other books and records that pertain to the organization of Seller, (v) securities of any kind owned by Seller, (vi) insurance contracts or proceeds thereof, (vii) time sales agreements or barter rights of the Stations, (viii) vehicles in excess of the four vehicles (reasonably acceptable to Purchaser) that are included in the Purchased Assets or (ix) claims arising out of acts occurring before the Closing Date.

         1.2 ASSUMED CONTRACTS. At the Closing, the Purchaser shall assume the specified contractual obligation of the Stations for periods on and after the Closing under the agreements set forth on Schedule 1.2 hereof (the "Assumed Contracts"), and the Purchaser agrees to pay and perform the Assumed Contracts after the Closing Date. Except as


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specifically set forth in the preceding sentence, Purchaser does not assume and shall in no event be liable for any debt, obligation, responsibility or liability of the Stations or Seller, including without limitation, employee obligations, taxes, accounts payable, time sales agreements and barter obligations of the Stations.

2.       CONSIDERATION; CLOSING.

         2.1 PURCHASE PRICE. The consideration to be received by the Seller in exchange for the Purchased Assets shall be $34 million, payable in cash at Closing.

         2.2 TIME OF CLOSING.

         (a) A closing (the "Closing") for the sale and purchase of the Purchased Assets shall be held at the offices of the Purchaser in Dallas, Texas (or such other place as may be agreed upon by the parties in writing). The Closing shall occur on such date (the "Closing Date") that is the 7th day after the date on which the FCC Order (defined below) has occurred with respect to the FCC Licenses. The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

         (b) In order to consummate the transfer of the Purchased Assets, Seller and Purchaser agree to use their reasonable best efforts to file, within three business days after the date hereof, an assignment of license application (the "FCC Application") requesting FCC consent to the assignment from the Seller to HBC License of the FCC Licenses. The parties agree that the FCC Application will be prosecuted with reasonable best efforts, in good faith and with due diligence. The parties agree to use their reasonable best efforts to file additional information or amendments requested by the FCC orally or in writing within five business days after such request and, in any event, to commence preparation of such additional information or amendments immediately upon request and to complete and file the same with the FCC as rapidly as practical. Each party will be solely responsible for the expenses incurred by it in the preparation, filing and prosecution of the FCC Application (it being understood that the parties will bear equally the FCC filing fee).

         (c) As used herein, the term "FCC Order" shall mean that the FCC staff (including the Mass Media Bureau pursuant to delegated authority) has granted or given its consent, without any condition materially adverse to Purchaser or Seller, to the assignment of the FCC Licenses; and the term "Final Order" shall mean that the FCC Order shall have become final, that the time period for filing any protests, requests for stay, reconsideration by the FCC, petitions for rehearing or appeal of such order shall have expired, and that no protest, request for stay, reconsideration by the FCC, petition for rehearing or appeal of such order shall be pending.

         2.3 CLOSING PROCEDURE. At the Closing, the Seller shall deliver to Purchaser such bills of sale, instruments of assignment, transfer and conveyance and similar documents as Purchaser shall reasonably request. Against such delivery, Purchaser shall (i) issue and deliver to Seller the purchase price in accordance with Section 2.1 above and (ii) execute and deliver the assumption agreement with respect to the Assumed Contracts as are


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

contemplated by Section 1.2 hereof. Each party will cause to be prepared, executed and delivered all other documents required to be delivered by such party pursuant to this Agreement and all other appropriate and customary documents as another party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

         2.4 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets in a manner as mutually agreed between the parties based upon an appraisal prepared by Bond & Pecaro (whose fees shall be paid by Purchaser). Seller and Purchaser agree to use the allocations determined pursuant to this Section 2.4 for all tax purposes, including without limitation, those matters subject to Section 1060 of the Internal Revenue Code of 1986, as amended.

3.       REPRESENTATIONS AND WARRANTIES OF THE SELLER.

         The Seller hereby represents and warrants to the Purchaser, as follows:

         3.1 ORGANIZATION; GOOD STANDING. BCR-Phoenix is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. BCR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own and lease its properties and carry on its business as currently conducted.

         3.2 DUE AUTHORIZATION. Subject to the FCC Order and the Final Order, the Seller has full power and authority to enter into and perform this Agreement and to carry out the transactions contemplated hereby. The Seller has taken all necessary corporate action to approve the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally.

         3.3 EXECUTION AND DELIVERY. Neither the execution and delivery by the Seller of this Agreement nor the consummation by it of the transactions contemplated hereby will: (i) conflict with or result in a breach of any provisions of Seller's organizational documents, (ii) subject to the FCC Order and Final Order, violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, which violation, either individually or in the aggregate, might reasonably be expected to have a material adverse effect on Purchaser's ownership of the Purchased Assets; or (iii) except as set forth on Schedule 3.3, violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), or result in the creation of any lien on any of the Purchased Assets pursuant to, any material agreement, indenture, mortgage or other instrument to which the Seller is a party or by which it or its assets may be bound or affected.


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

         3.4 GOVERNMENTAL CONSENTS. No approval, authorization, consent, order or other action of, or filing with, any governmental authority or administrative agency is required in connection with the execution and delivery by the Seller of this Agreement or the consummation by the Seller of the transactions contemplated hereby or thereby, other than those of the FCC.

         3.5 TITLE TO PERSONAL PROPERTY ASSETS. Except for leased property, the Seller is the sole and exclusive legal owner of all right, title and interest in, and has good and marketable title to, all of the Purchased Assets constituting personal property, free and clear of liens, claims and encumbrances except (i) Permitted Liens (ii) liens which will be released on or prior to the Closing, or (iii) the Assumed Contracts.

         3.6 TRANSMITTER AND STUDIO SITES.

         (a) Except as set forth on Schedule 1.1(b), as of the Closing, Seller will have good and indefeasible title to the main Transmitter Site for KBZR and valid, binding and enforceable leasehold interests in and to the remaining Transmitter Sites and Studio Sites; and in each case such title or interest shall be free and clear of liens, claims, encumbrances, subleases or other restrictions except for Permitted Liens.

         (b) Seller has not received any notice of, and has no knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with the Transmitter Sites or Studio Sites. To the knowledge of Seller, no fact or condition exists which would result in the termination or impairment of access of the Stations to the Transmitter Sites or Studio Sites or discontinuation of necessary sewer, water, electrical, gas, telephone or other utilities or services, except as set forth on Schedule 1.1(b).

         (c) To Seller's knowledge, (i) no hazardous or toxic material (as hereinafter defined) exists in any structure located on, or exists on or under the surface of, the Transmitter Sites which is, in any case, in material violation by Seller of applicable environmental law; (ii) no portion of the Transmitter Sites has been used by Seller as a landfill or for storage or landfill of hazardous or toxic materials; and (iii) there are not any underground storage tanks that have been installed by Seller at or removed by Seller from the Transmitter Sites. For purposes of this Section, "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any environmental law. For purposes of this Section, "environmental law" shall include the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Clean Water Act and any other applicable federal, state or local environmental, health or safety law, rule or regulation relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter.

         3.7 TANGIBLE PERSONAL PROPERTY ASSETS. Schedule 3.7 sets forth a list, complete and accurate in all material respects, of the Purchased Assets which consist of tangible personal property. All of such tangible personal property, viewed as a whole and not on an


                                       5
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asset by asset basis are in good condition and working order, ordinary wear and tear excepted, and are suitable for the uses for which intended, free from any known defects except such minor defects that do not interfere with the continued present use thereof by Seller.

         3.8 GOVERNMENTAL LICENSES. Schedule 1.1(a) lists and accurately describes all of the Governmental Licenses necessary for the lawful ownership and operation of the Stations and the conduct of their businesses, except where the failure to hold such Governmental License would not have a material adverse effect on the Stations. The Seller has furnished to Purchaser true and accurate copies of all of the Governmental Licenses. Each such Governmental License is in full force and effect and is valid under applicable federal, state and local laws; the Stations are being operated in compliance in all material respects with the Communications Act of 1934, as amended, and all rules, regulations and policies of the FCC; and to the knowledge of the Seller, no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) is reasonably likely to result in the revocation or termination of any Governmental License or the imposition of any restriction of such a nature as might adversely affect the ownership or operation of the Stations as now conducted by Seller, except for proceedings of a legislative or rule-making nature intended to affect the broadcasting industry generally. The Stations, each of their physical facilities, electrical and mechanical systems and transmitting and studio equipment are being operated in all material respects in accordance with the specifications of the Governmental Licenses. The Governmental Licenses are unimpaired by any act or omission of the Seller or any of the Seller's officers, directors or employees and, the Seller has fulfilled and performed all of its obligations with respect to the Governmental Licenses and has full power and authority thereunder. Except as set forth on Schedule 3.8, no application, action or proceeding is pending for the renewal or modification of any of the Governmental Licenses. No event has occurred which, individually or in the aggregate, and with or without the giving of notice or the lapse of time or both, would constitute ground for revocation thereof.

         3.9 REPORTS. Except as set forth on Schedule 3.9, the Seller has duly filed all reports required to be filed by law or applicable rule, regulation, order, writ or decree of any court, governmental commission, body or instrumentality and has made payment of all charges and other payments, if any, shown by such reports to be due and payable, except where the failure to so file or make payment would not have a material adverse effect upon the operations of the Stations. Except as set forth on Schedule 3.9, all reports required to be filed by the Seller with the FCC with respect to the Stations have been filed, except where the failure to so file would not materially and adversely affect the business, operations, properties, assets or conditions (financial or otherwise) of the Stations or which challenges the validity or propriety of any of the transactions contemplated by this Agreement. Such reports and disclosures are complete and accurate in all material respects.

         3.10 TAXES. All tax reports and returns required to be filed by or relating to the Purchased Assets have been filed with the appropriate federal, state and local governmental agencies, and there have been paid all taxes, penalties, interest, deficiencies, assessments or other charges due with respect to such taxes, as reflected on the filed returns or claimed to be due by such federal, state or local taxing authorities (other than taxes, deficiencies, assessments or claims which are being contested in good faith and which in the aggregate are not material). Seller has not received any written notice of any examinations or audits pending or unresolved examinations or audit issues with respect to the Seller's federal, state or local tax returns that could adversely affect the Purchased Assets. All additional taxes, if any, assessed as a result of such examinations or audits have been paid, and to Seller's knowledge, there are no pending claims or proceedings relating to, or asserted for, taxes, penalties, interest, deficiencies or assessments against the Purchased Assets.

         3.11 LITIGATION. There is no order of any court, governmental agency or authority and no action, suit, proceeding or investigation, judicial, administrative or otherwise that is pending or, to Seller's knowledge, threatened against or affecting the Stations which, if adversely determined would reasonably be expected to have a Material Adverse Effect or which challenges the validity or propriety of any of the transactions contemplated by this Agreement.

         3.12 CONTRACTS AND AGREEMENTS. The Stations are not in default in any material respect with respect to the Assumed Contracts, and, as of the Closing Date, the Stations will have paid all sums and performed in all material respects all obligations under the Assumed Contracts which are required to be paid or performed prior to the Closing Date.

         3.13 BUSINESS RECORDS. The Seller has, and after the Closing, Purchaser will have, the right to use the Business Records included in the Purchased Assets, free and clear of any royalty or other payment obligations.

         3.14 THIRD PARTY CONSENTS. The only consents from any person or entity which are required to be obtained by Seller in connection with the execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby are set forth on Schedule 3.14 (the "Third Party Consents"), and Seller reasonably anticipates that it will be able to obtain the Third Party Consents prior to the Closing.

         3.15 FINDERS AND BROKERS. Except for Jorgenson Broadcast Brokerage, the fees and expenses of which shall be borne solely by Seller, no person has as a result of any agreement entered into by the Seller any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

         3.16 DISCLAIMER OF WARRANTIES; LIMITATIONS OF WARRANTIES. EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY AS TO THE PURCHASED ASSETS, OR ANY PART THEREOF, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.


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

4.       REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         Purchaser hereby represents and warrants to the Seller as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Each of HBC Phoenix and HBC License is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own and lease its properties and carry on its business as currently conducted.

         4.2 DUE AUTHORIZATION. Subject to the FCC Order and Final Order, Purchaser has full power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or general equitable principles.

         4.3 EXECUTION AND DELIVERY. Neither the execution and delivery by Purchaser of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or result in a breach of the certificate of incorporation or bylaws of Purchaser; (ii) subject to the FCC Order and Final Order, violate any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; or
(iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any indenture, mortgage, lease, contract or other instrument to which Purchaser is a party or by which it is bound or affected.

         4.4 CONSENTS. No consent, approval, authorization, license, exemption of, filing or registration with any court, governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign, is required by Purchaser in connection with the execution and delivery of this Agreement or the consummation by it of any transaction contemplated hereby, other than the consent of the FCC. No approval, authorization or consent of any other third party is required in connection with the execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby, except as may have been previously obtained by Purchaser. Purchaser warrants that it is legally qualified to become a licensee of the Stations and is aware of no impediment to the approval by the FCC of the assignment of the Governmental Licenses to Purchaser.

         4.5 FINDERS AND BROKERS. No person has as a result of any agreement entered into by the Purchaser any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

         4.6 PURCHASER'S QUALIFICATION. The Purchaser is in all material respects qualified legally, financially and otherwise to be the licensee of the Stations, and has or shall have on


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the Closing Date sufficient funds to pay in full all amounts due to the Seller under this Agreement when such amounts are due.

5.       CERTAIN COVENANTS AND AGREEMENTS.

         5.1 CONSUMMATION OF THE TRANSACTION.

         (a) Each of the Seller and Purchaser shall take all reasonable action necessary to consummate the transactions contemplated by this Agreement and will use all necessary and reasonable means at its disposal to obtain (and cooperate with the other party in obtaining) all necessary approvals of the FCC and Third Party Consents required to enable it to consummate the transactions contemplated by this Agreement. Except as otherwise provided herein, each of the Seller and Purchaser acknowledges and agrees that it shall pay all costs, fees and expenses incurred by it in obtaining such necessary consents and approvals. Each party shall make all filings, applications, statements and reports to all governmental agencies or entities which are required to be made prior to the Closing Date by or on its behalf pursuant to any statute, rule or regulation in connection with the transactions contemplated by this Agreement, and copies of all such filings, applications, statements and reports shall be provided to the other.

         (b) If the FCC determines that the transactions contemplated hereby or a portion thereof are inconsistent or violative of FCC rules or regulations, the parties agree that they will negotiate in good faith to amend, modify or restructure the transactions contemplated hereby so as to be consistent with FCC rules and regulations.

         (c) Seller will use its reasonable best efforts to obtain all Third Party Consents as promptly as practicable after the date of this Agreement. All Third Party Consents shall be in form reasonably satisfactory to Purchaser, and none shall provide for any increase in cost or other change in terms and conditions after the Closing which would be adverse to Purchaser. With respect to the assignment to Purchaser of Seller's roof top rights for the auxiliary antenna located at Valley Commerce Center, the Third Party Consent shall be in writing, shall expire no later than the stated expiration date in 2004 of Seller's studio lease at Valley Commerce Center (it being acknowledged by Purchaser that Seller shall not be required to assign any roof top rights for subsequent periods) and shall not impose any costs for such rights on Purchaser.

         (d) If any Third Party Consent has not been obtained prior to Closing and prior to Closing an Alternative Arrangement (as defined below) has been obtained with respect to the Assumed Contract to which such Third Party Consent pertains (in each case, a "Deferred Contract"), then the Seller shall retain, until such time as such Third Party Consent shall have been obtained by the Seller, all rights to and liabilities under the Deferred Contract. Until the assignment of the Deferred Contract, (i) the Seller shall continue to use reasonable best efforts and the Purchaser shall cooperate with the Seller to obtain all required consents or approvals to remove any other impediments to such assignment, and (ii) the Seller shall cooperate with the Purchaser (and the Purchaser shall cooperate with the Seller) in any lawful arrangement to provide (to the extent permitted without breach of such Deferred


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

Contract and as determined in the reasonable opinion of the Purchaser) that the Purchaser shall receive the benefits of such Deferred Contract after the Closing Date to the same extent, and without any additional cost or expense to Purchaser and without any diminution in broadcast signal quality, as if such Deferred Contract had been assigned to the Purchaser (such arrangement, an "Alternative Arrangement"). To the extent that the Purchaser receives such benefits, the Purchaser shall assume the Seller's obligations and liabilities thereunder arising on or after the Closing Date with respect to such Alternative Arrangement and the Purchaser shall perform any such obligations of the Seller arising under such Alternative Arrangement. If, subsequent to the Closing, the Seller shall obtain all required consents or approvals required to assign any Deferred Contract, the Deferred Contract for which consent or approval to assign has been obtained shall at that time be deemed to be conveyed, granted, bargained, sold, transferred, setover, assigned, released, delivered and confirmed to the Purchaser and assumed by the Purchaser, without need of further action by the Seller or of further documentation except for notice from the Seller to the Purchaser that such consent or approval has been obtained; and from and after the effective date such Deferred Contract is assigned to the Purchaser, (i) no party shall have any further liability under the Alternative Arrangement related thereto, and (ii) the Deferred Contract shall be deemed to be an Assumed Contract.

          (e) Prior to Closing, Seller shall provide written notice to third parties which have entered into material contracts with any of the Stations (other than the Assumed Contracts) regarding (i) the existence of this Agreement and the transactions contemplated hereby and (ii) that Purchaser is not assuming any obligations of the Seller or the Stations in respect of the contracts with such third parties. Seller shall promptly provide copies of these written notices to Purchaser.

         5.2 PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, all notices to third parties and other publicity relating to the transaction contemplated by this Agreement shall be jointly planned and agreed to by the Seller and Purchaser; provided, however, that each party shall be entitled to issue a press release announcing the entering of this Agreement and the transactions contemplated hereby in accordance with its respective obligations under federal securities laws.

         5.3 ORDINARY COURSE OF BUSINESS. During the period from the date hereof to the Closing Date, unless the prior consent of Purchaser is first obtained, the Seller shall cause the Stations to not knowingly take any action which would cause the conditions set forth in Section 6.1 not to be satisfied as of the Closing Date.

         5.4 CONTROL OF THE STATION. Prior to the Closing, Purchaser shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Stations; such operations, including complete control and supervision of all of the Stations programs, employees, and policies, shall be the sole responsibility of Seller until the Closing.


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

6.       CONDITIONS TO PURCHASER'S CLOSING.

         All obligations of Purchaser under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that Purchaser may, in its sole discretion, waive any or all of such conditions in whole or in part:

         6.1 REPRESENTATIONS, ETC. The Seller shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by it at or prior to the Closing. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

         6.2 FCC ORDER. The FCC Order shall, at the Closing, be in full force and effect.

         6.3 NO ADVERSE LITIGATION. No order or temporary, preliminary or permanent injunction or restraining order shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority shall be pending on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal or (ii) materially adversely affecting the value of the Purchased Assets.

         6.4 THIRD PARTY CONSENTS. Each of the Third Party Consents shall have been obtained without the imposition of any conditions adverse to Purchaser; provided, that if an Alternative Arrangement has been entered into in lieu of a Third Party Consent for an Assumed Contract as contemplated by Section 5.1(d), no consents or approvals with respect to such Assumed Contract shall be required under this Section 6.4.

         6.5 CLOSING DELIVERIES. Purchaser shall have received each of the documents or items required to be delivered to it pursuant to Section 8.1 hereof.

7.       CONDITIONS TO SELLER'S CLOSING.

         All obligations of the Seller under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that the Seller may, in its sole discretion, waive any or all of such conditions in whole or in part:

         7.1 REPRESENTATIONS, ETC. Purchaser shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by Purchaser as of the Closing, and the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

         7.2 FCC ORDER. The FCC Order shall, at the Closing, be in full force and effect.

         7.3 NO ADVERSE LITIGATION. No order or temporary, preliminary or permanent injunction or restraining order shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority shall be pending on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal or (ii) materially adversely affecting the value of the Purchased Assets.

         7.4 CLOSING DELIVERIES. The Seller shall have received each of the documents or items required to be delivered to it pursuant to Section 8.2.

8.       DOCUMENTS TO BE DELIVERED AT CLOSING.

         8.1 TO PURCHASER. At the Closing, there shall be delivered to
Purchaser:

         (a) The bills of sale, agreements of assignment and similar instruments of transfer to the Purchased Assets contemplated by Section 2.3 hereof.

         (b) A certificate, signed by an executive officer of Seller, as to the fulfillment of the conditions set forth in Sections 6.1 through 6.3 hereof.

         (c) The Business Records.

         (d) A rescission agreement in the form of Exhibit A hereto (the "Rescission Agreement").

         8.2 TO SELLER. At the Closing, there shall be delivered to the Seller:

         (a) The purchase price contemplated by Section 2.1 hereof, in the form of wire transfer or cashier's or certified check as the Seller may direct.

         (b) A certificate, signed by an executive officer of Purchaser, as to the fulfillment of the conditions set forth in Sections 7.1 through 7.3 hereof.

         (c) An assumption agreement pursuant to which Purchaser shall assume the Assumed Contracts.

         (d) The Rescission Agreement.

9.       SURVIVAL.

         All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing; provided, however, that notice of any claim against the Purchaser or Seller, whether made under the indemnification provisions hereof or otherwise, based on a breach of a representation, warranty, covenant or agreement must be given within one year from the Closing Date. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. No representation or warranty contained herein shall be deemed to be made at any time after the date of this Agreement.

10.      INDEMNIFICATION OF PURCHASER.

         From and after the Closing and subject to the limitations set forth in Sections 9 and 12, the Seller shall indemnify and hold Purchaser harmless from, against, for and in respect of:

         (a) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances (collectively, together with the costs and expenses described in clause (c) below, but excluding any indirect, consequential, incidental, exemplary or punitive or other special damages or lost profits regardless of the theory of recovery, being referred to herein as "Damages") suffered, sustained, incurred or required to be paid by Purchaser because of the breach of any written representation, warranty, agreement or covenant of the Seller contained in this Agreement;

         (b) any and all Damages arising out of the ownership and operation of the Stations at all times prior to the Closing Date (other than the contractual liabilities specifically assumed as set forth in Section 1.2 hereto); and

         (c) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 10;

provided, however, that after Closing, Seller shall have no liability to Purchaser hereunder until, and only to the extent that, Purchaser's aggregate Damages exceed $50,000, up to a maximum aggregate amount of $17,000,000.

11.      INDEMNIFICATION OF SELLER.

         From and after the Closing and subject to the limitations set forth in Sections 9 and 12, Purchaser shall indemnify and hold the Seller harmless from, against, for and in respect of:

         (a) any and all Damages suffered, sustained, incurred or required to be paid by the Seller because of the breach of any written representation, warranty, agreement or covenant of Purchaser contained in this Agreement;

         (b) any and all Damages arising out of the ownership and operation of the Stations on and after the Closing Date, except to the extent the same arises from a breach of any written representation, warranty, agreement or covenant of the Seller contained in this Agreement or any document, certificate or agreement executed in connection with this Agreement;

         (c) any and all Damages arising out of the Assumed Contracts in respect of periods on and after the Closing Date; and

         (d) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by the Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 11;

provided, however, that after Closing, Purchaser shall have no liability to Seller hereunder until, and only to the extent that, Seller's aggregate Damages exceed $50,000.

12.      GENERAL RULES REGARDING INDEMNIFICATION.

         The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or indemnified third parties shall be subject to the following terms and conditions:

         (a) The indemnified party shall give prompt written notice (which in no event shall exceed 30 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Section 10 or 11 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known;

         (b) If any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Section 10 or 11 hereof, the action, suit or proceeding shall, upon the written acknowledgment by the indemnifying party that it is obligated to indemnify under such indemnity agreement, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless (A) the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding, or (B) counsel to such indemnified party shall have reasonably concluded and specifically notified the indemnifying party that there may be specific defenses available to it which are different from or additional to those available to the indemnifying party or that such action, suit or proceeding involves or could have an effect upon matters beyond the scope of the indemnity agreements contained in Sections 10 and 11 hereof, in any of which events the indemnifying party, to the extent made necessary by such defenses, shall not have the right to direct the defense of such action, suit or proceeding on behalf of the indemnified party. In the latter such case only that portion of such fees and expenses of the indemnified party's separate counsel reasonably related to matters covered by the indemnity agreements contained in
Section 10 or 11 hereof shall be borne by the indemnifying party. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

         (c) The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

         (d) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

         (e) If any claims are made by third parties against an indemnified party for which an indemnifying party would be liable, and it appears likely that such claims might also be covered by the indemnified party's insurance policies, the indemnified party shall make a timely claim under such policies and to the extent that such party obtains any recovery from such insurance, such recovery shall be offset against any sums due from an indemnifying party (or shall be repaid by the indemnified party to the extent that an indemnifying party has already paid any such amounts). The parties acknowledge, however, that if an indemnified party is self-insured as to any matters, either directly or through an insurer which assesses retroactive premiums based on loss experience, then to the extent that the indemnified party bears the economic burden of any claims through self-insurance or retroactive premiums or insurance ratings, the indemnifying party's obligation shall only be reduced by any insurance recovery in excess of the amount paid or to be paid by the indemnified party in insurance premiums.

         (f) Except as herein expressly provided, each of Purchaser and Seller acknowledges and agrees that its sole and exclusive remedy after Closing with respect to any and all claims and causes of action under or that are reasonably related to this Agreement, and the other transactions contemplated hereby, the Stations, the Purchased Assets and the Assumed Contracts shall be pursuant to the indemnification provisions set forth in Sections 10 through 12 hereof.

13.      TERMINATION; RISK OF LOSS.

         13.1 TERMINATION. This Agreement may be terminated by the mutual consent of Purchaser and Seller, or, if the terminating party is not then in material breach of its obligations hereunder, upon written notice as follows:

                  (a) by Purchaser if Seller is in material breach of its obligations hereunder, such that the conditions set forth in Section 6.1 would not be satisfied as of the Closing, and such breach has not been cured by Seller within 30 days of written notice of such breach (or such longer period of time if the breach cannot be reasonably cured within 30 days and Seller is diligently attempting to cure such breach);

                  (b) by Seller if Purchaser is in material breach of its obligations hereunder, such that the conditions set forth in Section 7.1 would not be satisfied as of the Closing, and such breach has not been cured by Purchaser within 30 days of written notice of such breach (or such longer period of time if the breach cannot be reasonably cured within 30 days and Purchaser is diligently attempting to cure such breach);

                  (c) by either Purchaser or Seller if the FCC denies the FCC Application in an order that has become a Final Order, or has designated the FCC application for a hearing; or

                  (d) by either Purchaser or Seller if the Closing has not occurred on or before June 30, 2002 (the "Outside Date").

         13.2 RISK OF LOSS. The Seller shall bear the risk of all damage to, loss of or destruction of any of the Purchased Assets between the date of this Agreement and the Closing Date. If any material portion of the Purchased Assets (other than items that are obsolete and not necessary for the continued operations of the Stations) shall suffer any material damage or destruction prior to the Closing Date, the Seller shall promptly notify the Purchaser in writing of such damage or destruction, shall promptly take all necessary steps to restore, repair or replace such assets at its sole expense, and shall advise the Purchaser in writing of the estimated cost to complete such restoration, repair or replacement and all amounts actually paid as of the date of the estimate. If necessary and provided that Seller is diligently pursuing such restoration, repair or replacement, the Closing Date and Outside Date shall be extended to give the Seller sufficient time to accomplish such restoration, repair or replacement.

14.      SPECIFIC PERFORMANCE

         The parties acknowledge that the Purchased Assets and the transactions contemplated hereby are unique, that a failure by Seller or Purchaser to complete such transactions will cause irreparable injury to the other, and that actual damages for any such failure may be difficult to ascertain and may be inadequate. Consequently, Seller and Purchaser agree that each shall be entitled, in the event of a default by the other, to specific performance of any of the provisions of this Agreement in addition to any other legal or equitable remedies to which the non-defaulting party may otherwise be entitled. In the event any action is brought, the prevailing party shall be entitled to recover court costs, arbitration expenses and reasonable attorneys' fees.

15.      MISCELLANEOUS PROVISIONS.

         15.1 EXPENSES. Except as otherwise expressly provided herein, each party shall pay the fees and expenses incurred by it in connection with the transactions contemplated by this Agreement. If any action is brought for breach of this Agreement or to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs and reasonable attorneys' fees. The Purchaser and Seller shall bear equally the transfer taxes, recording fees and similar costs imposed in connection with the transfer of the real property assets included in the Purchased Assets.

         15.2 PRORATIONS. All items of income and expense arising from the operation of the Stations with respect to the Purchased Assets and the Assumed Contracts on or before the close of business on the Closing Date shall be for the account of the Seller and thereafter shall be for the account of the Purchaser. Proration of the items described below between the Seller and the Purchaser shall be effective as of 11:59 p.m., local time, on such date and shall occur as follows with respect to those rights, liabilities and obligations of the Seller transferred to and assumed by the Purchaser hereunder.

         (a) Liability for state and local taxes assessed on the Purchased Assets payable with respect to the tax year in which the Closing Date falls and the annual FCC regulatory fee for the Stations payable with respect to the year in which the Closing Date falls shall each be prorated as between the Seller and the Purchaser on the basis of the number of days of the tax year elapsed to and including such date.

         (b) Prepaid items, deposits, credits and accruals such as water, electricity, telephone, other utility and service charges, lease expenses, license fees (if any) and payments under any contracts or utility services to be assumed by the Purchaser shall be prorated between the Seller and the Purchaser on the basis of the period of time to which such liabilities, prepaid items and accruals apply.

All prorations shall be made and paid insofar as feasible on the Closing Date; any prorations not made on such date shall be made as soon as practicable (not to exceed 90 days) thereafter. The Seller and the Purchaser agree to assume, pay and perform all costs, liabilities and expenses allocated to each of them pursuant to this Section 15.2.

         15.3 AMENDMENT. This Agreement may be amended at any time but only by an instrument in writing signed by the parties hereto.

         15.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if mailed by certified mail, return receipt requested, or by nationally recognized "next-day" delivery service, to the parties at the addresses set forth below (or at such other address for a party as shall be specified by like notice), or sent by facsimile to the number set forth below (or such other number for a party as shall be specified by proper notice hereunder):

If to the Purchaser:

         3102 Oak Lawn, Suite 215
         Dallas, Texas 75219
         Attn: President
         Fax: (214) 525-7750

If to the Seller:

         Big City Radio, Inc.
         c/o Metromedia Company
         One Meadowlands Plaza
         East Rutherford, NJ  07073-2137
         Attention: David A. Persing
         Telephone: (201) 531-8022
         Facsimile  (201) 531-2803

         15.5 ASSIGNMENT. This Agreement may not be assigned by either party without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that Purchaser may assign its rights and obligations to any of its direct or indirect wholly-owned subsidiaries, without the requirement of consent of the Seller, so long as Hispanic Broadcasting Corporation remains obligated for Purchaser's obligations hereunder, including payment of the purchase price in accordance with Section 2.1, and so long as such assignment does not delay the consummation of the transactions contemplated by this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns.

         15.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         15.7 HEADINGS. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

         15.8 ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, conveyances or undertakings other than those expressly set forth herein. This Agreement supersedes any prior agreements and understandings between the parties with respect to the subject matter.

         15.9 WAIVER. No attempted waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement, will be effective unless evidenced by an instrument in writing by the party against whom the enforcement of any such waiver or consent is sought.

         15.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona. Venue with respect to any dispute or controversy shall be proper only in Phoenix, Arizona.

         15.11 CERTAIN DEFINITIONS. Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

                  "AFFILIATES" of a party shall mean persons or entities that directly, or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, such party.

                  "FCC LICENSES" shall mean the licenses, construction permits or authorizations issued by or pending before the FCC that are described in the FCC Application.

                  "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the Purchased Assets taken as a whole, but shall specifically exclude any material adverse effect caused by (a) factors affecting the radio industry generally or the market in which the Stations operate, (b) general, national, regional or local economic or financial conditions, (c) new governmental or legislative laws, rules or regulations, (d) the failure to achieve any financial or operational targets, projections or milestones set forth in any Seller business plan or budget, or (e) liquidity or cash flow deficiencies affecting Seller's business, properties, assets, liabilities, financial condition, results of operations, properties or prospects.

                  "PERMITTED LIENS" means (a) liens for taxes not yet due and payable; (b) landlord's liens and liens for property taxes not delinquent; (c) statutory liens that were created in the ordinary course of business and which are not delinquent; (d) restrictions or rights granted to governmental authorities under applicable law to the extent not arising pursuant to any defaults thereunder; (e) zoning, building, or similar restrictions relating to or affecting property which do not arise in connection with a violation of applicable law; (f) non-monetary liens on the Transmitter and Studio Sites that do not materially affect the current use and enjoyment thereof in the operation of the Stations or the value of such Transmitter and Studio Sites; (g) customary utility and similar easements affecting property; and (h) liens and charges for which a proration adjustment is made pursuant to Section 15.2 of this Agreement.

         15.12 INTENDED BENEFICIARIES. The rights and obligations contained in this Agreement are hereby declared by the parties hereto to have been provided expressly for the exclusive benefit of such entities as set forth herein and shall not benefit, and do not benefit, any unrelated third parties.

         15.13 MUTUAL CONTRIBUTION. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

         IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first above written.


                                            HBC Phoenix, Inc.


                                            By:_____________________________


                                            HBC License Corporation


                                            By:_____________________________


                                            Big City Radio, Inc.


                                            By:_____________________________


                                            Big City Radio-Phoenix, L.L.C.


                                            By:_____________________________